EXHIBIT 99.1

EXTENSION OF THE TERM

OF THE

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

CIL&D, LLC

(F/K/A KAISER VENTURES LLC

This Extension of the Term (“Term Extension”) of the Second Amended and Restated Operating Agreement of CIL&D, LLC (the “Company”) is made by Richard E. Stoddard, Liquidation Manager (“Managing Liquidation Director”) of the Company, and approved by Terry L. Cook, Member Representative of the Company, effective as of April 25, 2016.

RECITAL

A.     The Class A Members of the Company approved the voluntary dissolution and liquidation of the Company effective May 22, 2013 (the “Effective Date”). In connection with such approval, the Company’s Class A Members also approved the Second Amended and Restated Operating Agreement of the Company (the “Operating Agreement”).

B.     Section 1.4 of the Operating Agreement provides as follows:

1.4     TERM.     This Agreement shall terminate upon the earliest of: (i) such time as termination is required by the Act; (ii) the distribution of all the Company’s assets and the filing of a Certificate of Cancellation by the Company with the Delaware Secretary of State pursuant to the Plan; or (iii) three (3) years from the Effective Date, subject to such extensions at the option of the Liquidation Manager (as defined in Section 7.1) as may be permitted by applicable law and may be approved by the Member Representative (as defined in Section 6.3).

C.     The Managing Liquidation Director has determined that it is in the best interests of the Company and its members to extend the term of the Operating Agreement and thus, he is exercising his option to extend the term of the Company and the Operating Agreement, up to an additional three (3) years; provided that the term can still be earlier terminated or further extended as provided in Section 1.4 of the Operating Agreement.

D.     The Member Representative has approved the Managing Liquidation Director’s decision to extend the term of the Operating Agreement and the Company.

NOW, THEREFORE, in accordance with the terms of the Operating Agreement, the Liquidation Manager hereby approves the following:

1.     EXTENSION OF TERM.     The term of the Company and of the Operating Agreement is hereby extended by the Managing Liquidation Director for up to an additional three (3) years from May 22, 2016; provided, however, that the term of the Operating Agreement and of the Company may still be earlier terminated or further extended as provided in Section 1.4 of the Operating Agreement.

2.     AMENDMENT TO OPERATING AGREEMENT.     To the extent necessary, this Term Extension shall be deemed an amendment to the Operating Agreement.

3.     CONFIRMATION OF OPERATING AGREEMENT.     Except for the extension of the term of the Company and of Operating Agreement as provided by this Term Extension, all other terms and provisions of the Operating Agreement are hereby confirmed and ratified.

IN WITNESS WHEREOF, the Managing Liquidation Director has executed this Term Extension effective as of April 25, 2016.

/s/ Richard E. Stoddard

RICHARD E. STODDARD

MANAGING LIQUIDATION DIRECTOR

MEMBER REPRESENTATIVE APPROVAL

Terry L. Cook, the Member Representative of the Company, hereby approves the decision of the Managing Liquidation Director to extend the term of the Company and the Operating Agreement up to an additional three (3) years and the Term Extension as set forth above effective April 25, 2016.

/s/ Terry L. Cook

TERRY L. COOK

MEMBER REPRESENTATIVE & EXECUTIVE VICE PRESIDENT

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